UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2013

FRANKLIN CREDIT MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54781	75-2243266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Hudson Street Jersey City, New Jersey (Address of Principal Executive Offices)	07302 (Zip Code)

Registrant’s telephone number, including area code: (201) 604-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported on a Current Report on Form 8-K filed by the Company on October 16, 2013, Franklin Credit Management Corporation (“FCRM” or the “Company”) and Thomas J. Axon, Chairman, President and majority stockholder of Franklin Credit Management Corporation, on October 11, 2013 entered into a capital contribution agreement (the “Agreement”), effective September 30, 2013.

Pursuant to and under the terms of the Agreement, Mr. Axon shall receive one share of non-transferrable restricted preferred stock (“Preferred Stock”) of the Company, par value $0.001, for every $2.00 the Company receives in capital contributions made from Mr. Axon. An aggregate of 2,050,000 shares of Preferred Stock, out of 3 million shares of authorized but unissued shares of undesignated preferred stock available under the Company’s articles of incorporation, has been reserved for issuance under the terms of the Agreement.

As part of the Agreement, Mr. Axon, on October 11, 2013, was issued 250,000 shares of Preferred Stock at the price of Two ($2.00) dollars per share, for an aggregate price of $500,000.00, which the Company received from Mr. Axon in cash on May 20, 2013, prior to the consummation of the Agreement. The Company issued the shares of Preferred Stock without registration in reliance on the exemptions provided under Section 4(2) of the Securities Act of 1933 and Rule 505 and Rule 506(b) of Regulation D promulgated thereunder. Mr. Axon, an executive office and director of the Company, is an “accredited investor” (as defined under Rule 501 of Regulation D), who is purchasing restricted shares of Preferred Stock for investment only, under a private placement conducted without the use of any form of general solicitation or advertising, and not for resale or distribution.

The Agreement grants to Mr. Axon an irrevocable and exclusive option to exchange 2,050,000 shares of Preferred Stock for any right, title and interest of the Company in two specifically designated real estate properties of the Company located in the borough of Manhattan in the city of New York (the “Real Estate”), exercisable on or after the date on which the company has received a total of $4.1 million in cash capital contributions from Mr. Axon (the “Option”). Prior to the exercise of the Option, Mr. Axon shall not have any ownership rights in, and the Company shall retain the right to use and possess the Real Estate, including the right to any rental income received from the Real Estate.

Each share of Preferred Stock (a) carries a cumulative dividend rate of 7% per annum, to be paid if and as declared by FCRM’s board of directors or as otherwise provided under the Agreement; (b) has no liquidation preference; and (c) shall be automatically converted into shares of common stock of the Company in the event Mr. Axon does not make his required monthly capital contribution within 60 days, subject to a limited cure period, which may be granted at the sole discretion of the Audit Committee. To the extent any shares of Preferred Stock are converted into shares of common stock, the conversion rate shall equal (a) the aggregate capital contributions made by Mr. Axon to the Company, plus any accrued and unpaid dividends, divided by (b) the greater of (x) the closing price of the common stock of the Company on the day immediately prior to the date of conversion or if such day is not during a “window period” during which Mr. Axon would otherwise be permitted to purchase Company securities, under the Company’s insider trading policy then in effect, then the first business day of the next “window period” that would be applicable to Mr. Axon or (y) $0.41.

The Company has the right to accelerate the Agreement and to repurchase shares of Preferred Stock from Mr. Axon in the event of any consolidation or merger of the Company into any other corporation or other entity or person. Mr. Axon, in lieu of the Company’s exercise of its right to purchase shares of Preferred Stock, will have within thirty (30) days of acceleration to exercise the Option to acquire the Real Estate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Credit Management Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2013

FRANKLIN CREDIT MANAGEMENT CORPORATION

	By:	/s/ Kevin P. Gildea
	Name: Title:	Kevin P. Gildea EVP, Chief Legal Officer & Secretary